Westwood Holdings Group, Inc. 8-K

Exhibit 99.1

Westwood Holdings Group, Inc. Adopts Limited-Duration Shareholder Rights Agreement

DALLAS (May 3, 2021) — Westwood Holdings Group, Inc. (NYSE: WHG) announced that on May 2, 2021, its Board of Directors (“Board”) adopted a limited-duration Shareholder Rights Agreement (the “Rights Agreement”) and declared a distribution of one right for each outstanding share of common stock. The Rights Agreement is effective immediately and will expire on May 1, 2022 or earlier, as provided in the Rights Agreement.

The adoption of the Rights Agreement is intended to enable all Westwood shareholders to realize the full potential value of their investment in the company and to protect the interests of the company and its shareholders by reducing the likelihood that any person or group gains control of Westwood through open market accumulation or other tactics without paying an appropriate control premium. In addition, the Rights Agreement provides the Board with time to make informed decisions that are in the best long-term interests of Westwood and its shareholders. It does not deter the Board from considering any offer that is fair and otherwise in the best interest of Westwood shareholders.

The Rights Agreement is similar to other rights plans adopted by publicly held companies. The rights will be exercisable only if, following today’s announcement, a person or group (each, an “acquiring person”) acquires beneficial ownership of 10% (20% for passive institutional investors) or more of Westwood’s outstanding common stock in a transaction not approved by Westwood’s Board. In that case, each holder of a right (other than the acquiring person, whose rights will become void and will not be exercisable) will be entitled to purchase, at the then-current exercise price, additional shares of Westwood common stock at a 50% discount. The Board, at its option, may exchange each right (other than rights owned by the acquiring person that have become void) in whole or in part, at an exchange ratio of one share of Westwood common stock per outstanding right, subject to adjustment. Except as provided in the Rights Agreement, the Board is entitled to redeem the rights at $0.001 per right. The record date for the rights distribution is May 12, 2021.

Any shareholders with beneficial ownership of 10% or more of Westwood’s outstanding common stock (20% for passive institutional investors) prior to this announcement are generally grandfathered at their current ownership levels but are not permitted to increase their ownership without triggering the Rights Agreement.

Additional information regarding the Rights Agreement will be contained in a current report on Form 8-K to be filed by Westwood with the U.S. Securities and Exchange Commission.

Sidley Austin LLP is acting as legal counsel to Westwood.

About Westwood Holdings Group

Westwood Holdings Group, Inc. is an investment management boutique and wealth management firm based in Dallas, Texas.

Westwood offers high-conviction equity and outcome-oriented solutions to institutional investors, private wealth clients and financial intermediaries. The firm specializes in two distinct investment capabilities: U.S. Value Equity and Multi-Asset, available through separate accounts, the Westwood Funds® family of mutual funds and other pooled vehicles. Westwood benefits from significant, broad-based employee ownership and trades on the New York Stock Exchange under the symbol “WHG.” For more information, please visit westwoodgroup.com.

Contact:

Investors

Westwood Holdings Group, Inc.

Terry Forbes

Chief Financial Officer and Treasurer

(214) 756-6900

Media

Gagnier Communications

Dan Gagnier / Jeffrey Mathews

(646) 569-5897

Westwood@gagnierfc.com